UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 29, 2009
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE/ELECTION OF DIRECTORS
     At a meeting held on October 21, 2009, Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), accepted the resignation of Robert Marley. Mr. Marley joined the Board in 2000 and served in various capacities during his tenure, and most recently served as the Chair of the Ag Services Committee, the Chair of the Audit Committee and a member of the Governance Committee. Mr. Marley had been the President and Chief Executive Officer of Jackson Jennings Farm Bureau Co-operative Association (“Jackson Jennings”), headquartered in Seymour, Indiana, a position which qualified him to serve on the Company’s board. When Mr. Marley recently stepped down from his position at Jackson Jennings, a provision in the Company’s by-laws required him to relinquish his seat on the Company’s board. Mr. Marley’s seat on the Company’s board is currently vacant, but two individuals are running for that position. The individual who is ultimately elected will serve out Mr. Marley’s remaining term, which is scheduled to terminate in February, 2011.

ITEM 8.01	OTHER EVENTS
     The Company announced today that it had refinanced its principal debt facilities in order to, among other things, extend the term of its debt portfolio, a significant portion of which was scheduled to mature in 2010 and 2011, to provide liquidity for general corporate purposes and to take advantage of lower interest rates.
Redemption of Existing Notes at Par.
     As part of the overall refinancing, the Company announced that it had provided an irrevocable redemption notice to the holders of the notes issued under the Indenture governing $350,000,000 in aggregate principal amount of 8.75% Senior Unsecured Notes due 2011, dated as of November 14, 2001, (the “Unsecured Notes”) and the holders of the notes issued under the Indenture governing $175,000,000 in aggregate principal amount of 9.00% Senior Secured Notes due 2010, dated as of December 23, 2003 (the “Secured Notes”) (the Unsecured Notes and Secured Notes, together, the “Called Notes”). The redemption notice provides that the Called Notes will be redeemed at par on December 15, 2009. The remaining principal balance of the outstanding Unsecured Notes and Secured Notes as of October 29, 2009 was $174,002,000 and $149,700,000, respectively. Once the Called Notes have been redeemed, the Company’s obligation to file periodic reports with the Securities and Exchange Commission (the “SEC”) will terminate. Accordingly, the Company does not plan to make any filings with the SEC after it submits its Form 10-Q Report for the period ended September 30, 2009, which is expected to be filed on or before November 13, 2009.
Issuance of New Privately-Placed Notes.
     The Company also announced that it entered into a Note Purchase Agreement with certain institutional lenders that governs the issuance of $325,000,000 of privately placed notes (the “New Notes”). The New Notes will be issued and sold in three series, as follows: $155,000,000 aggregate principal amount of 6.24% notes, due December 2016, (ii) $85,000,000 aggregate principal amount of 6.67% notes, due December 2019 and (iii) $85,000,000 aggregate principal amount of 6.77% notes, due December 2021. The sale of the notes will occur on or about December 15, 2009, and the Company will apply a significant portion of the proceeds to the redemption of the Called Notes. The New Notes will be secured, on a pari passu basis with the debt issued under the CoBank Revolving Credit Facility (defined below), by substantially all the Company’s material assets and the assets and guarantees of certain of the Company’s wholly-owned domestic subsidiaries. The Note Purchase Agreement imposes certain restrictions on the Company and certain of its subsidiaries, including, but not limited to, the Company’s ability to incur additional indebtedness, make payments to members, make investments, grant liens, sell assets and engage in certain other activities.
Replacement of Revolving Credit Facility.
     The Company also announced that it entered into a $375,000,000 Revolving Credit Facility led by CoBank, ACB, as administrative agent, bookrunner, collateral agent and joint lead arranger, and Banc of America Securities LLC, as joint lead arranger (the “CoBank Revolving Credit Facility”). The CoBank Revolving Credit Facility replaces the $400 million revolving credit facility led by JPMorgan Chase Bank, which was set to expire in August 2011.
     Under the terms of the CoBank Revolving Credit Facility, lenders have committed to make advances and issue letters of credit until April 2013 in an aggregate amount not to exceed $375,000,000. Borrowings will bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. The margin is dependent upon the Company’s leverage ratio. Based on our leverage ratio at the end of June 2009, the LIBOR margin for the CoBank Revolving Credit Facility would be 250 basis points. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at our election.
     The borrowings under the CoBank Revolving Credit Facility will be secured, on a pari passu basis with the New Notes, by substantially all the Company’s material assets and the assets and guarantees of certain of the Company’s wholly-owned domestic subsidiaries. The credit agreement imposes certain restrictions on the Company and certain of its subsidiaries, including, but not limited to, the Company’s ability to incur additional indebtedness, make payments to members, make investments, grant liens, sell assets and engage in certain other activities.
Amendment to Securitization Facility.
     Finally, the Company announced that it had entered into an amendment to its $400,000,000, five-year receivables securitization facility arranged by CoBank that will extend the term thereof to April 2013 and to make other technical changes to reflect the changes in the Company’s debt structure noted above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: October 29, 2009	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer